Exhibit 2

Agreement Among the Shareholders to File Joint Schedule 13D

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree only one statement containing information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Class A Common Stock of Bio-Rad Laboratories, Inc.

Dated: December 7, 2011

December 7, 2011	/s/ David Schwartz
David Schwartz, individually

December 7, 2011	/s/ Alice N. Schwartz
Alice N. Schwartz, individually